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EMERSON REPORTS SECOND QUARTER 2016 RESULTS

•	Net sales of $4.9 billion decreased 9 percent, with underlying sales down 5 percent

•
Reported earnings per share decreased 60 percent to $0.57. Adjusted earnings per share increased 2 percent to $0.66 excluding ($0.09) for separation costs and a $0.77 gain on the sale of the power transmission solutions business in the prior year

•	Improved working capital performance generated strong operating cash flow of $719 million

ST. LOUIS, May 3, 2016 – Emerson (NYSE: EMR) today announced net sales in the second quarter ended March 31, 2016 were down 9 percent, with underlying sales down 5 percent excluding unfavorable currency translation and an impact from divestitures of 2 percent each. As anticipated, oil and gas and industrial end markets remained under pressure during the quarter but within our expectations. Underlying sales for both Process Management and Industrial Automation decreased versus the prior year, but improved slightly versus the previous quarter. Climate Technologies and Commercial & Residential Solutions reflected modest levels of underlying growth supported by favorable conditions in global HVAC and U.S. construction end markets. Network Power underlying sales were down modestly, but order rates for data center and telecommunications infrastructure improved, setting the segment up for positive sales growth in the third quarter. Emerson underlying sales were negative in all regions, except Europe which was flat.
Restructuring benefits and better operational performance delivered improved profit levels as adjusted earnings per share of $0.66 slightly exceeded the Company's expected range of $0.60 to $0.65. Segment margins in Network Power, Climate Technologies and Commercial & Residential Solutions improved versus the prior year, while Process Management and Industrial Automation were down slightly. Reported earnings per share of $0.57 declined 60 percent, including separation costs of ($0.09) related to the strategic portfolio repositioning and the impact of a divestiture gain of $0.77 in the prior year. Operating cash flow increased 101 percent, due to improved working capital performance. The Company remains on track to generate $3+ billion of operating cash flow for fiscal 2016, excluding the impact of separation costs related to the portfolio repositioning. Reported operating cash flow will be approximately $2.8 billion.

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"While pressure from global economic conditions continued, our second quarter results reflected varying levels of incremental improvement in our businesses," said Chairman and Chief Executive Officer David N. Farr. "The restructuring efforts we initiated last February are generating the margin improvement we expected, while at the same time trailing three-month underlying order rates improved sequentially throughout the quarter. Conditions in our oil and gas and industrial served markets will remain challenging, but order trends in our other markets are expected to strengthen in the second half of the fiscal year. As a result, the Company continues to expect better second half performance in terms of both profitability and underlying sales as our restructuring actions take hold."
"In April, we took another important step in our strategic portfolio repositioning plan by filing the Vertiv Form 10 for the Network Power spinoff," Farr continued. "While working diligently on the spin process, we continue to discuss the potential sale of the Network Power business with interested parties. In addition, the sale process for the motors and drives and power generation businesses is well underway. There is still much work to be done to complete our repositioning strategy, but we remain committed to substantially completing these actions by the end of the fiscal year in order to position both Emerson and Vertiv for growth and to drive shareholder value."

Business Segment Highlights

Process Management net sales decreased 11 percent. Underlying sales were down 9 percent excluding unfavorable currency translation of 2 percent. Spending reductions from oil and gas customers continue to be a significant negative, while the power and chemical markets remain favorable. Underlying sales in North America were down 10 percent, with the U.S. down 6 percent. Chemical markets continue to be an opportunity for growth, as do efficiency and productivity focused projects across the energy sector. Canada remains challenging as sales were down 28 percent driven by significant reductions in investments, particularly in the oil sands. Europe was down 1 percent as modest emerging market growth was more than offset by declines in mature markets. Asia was down 13 percent reflecting difficult conditions across most of the region. Middle East/Africa, down 12 percent, generally saw reduced levels of spending across the region. Kuwait was a bright spot for activity and appears to be an opportunity for growth for 2016. Latin America was down 10 percent as political and economic instability continue to be significant impediments to investment. Segment margin decreased 20 basis points to 14.5 percent, primarily due to volume deleverage and unfavorable mix, partially offset by savings from significant restructuring actions. As expected, order rates appear to have formed a bottom and easing comparisons are expected to lead to better results over the remainder of the year. Should oil prices stabilize at current levels or higher, we would expect activity across the energy sector to improve, particularly in small to mid-sized projects and seasonal MRO.

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Industrial Automation net sales were down 16 percent, with underlying sales down 10 percent as currency translation deducted 2 percent and the power transmission solutions divestiture deducted 4 percent. Segment results continued to reflect weakness in general industrial spending and upstream oil and gas. Geographic results were generally down, with North America down 15 percent, Asia down 9 percent, Middle East/Africa down 22 percent. Conditions in Europe were mixed as slight growth in western mature markets was offset by declines in emerging markets, resulting in flat underlying sales in the quarter. While all businesses were down, wind projects were a bright spot for the drives business. Segment margin was down 50 basis points to 13.4 percent. Volume deleverage, negative price and unfavorable mix were the main drivers of the decline, partially offset by savings from restructuring actions and materials cost containment. A forecast of slightly better market conditions as well as easier comparisons are expected to improve both underlying growth and profitability during the remainder of the fiscal year.
Network Power net sales decreased 4 percent, with underlying sales down 1 percent as unfavorable currency translation deducted 3 percent. Order trends during the quarter turned positive as market demand in both data center and telecommunications infrastructure improved which will drive positive sales growth in the third quarter. Underlying sales in North America were up 2 percent reflecting strong growth in telecommunications power systems. Europe was flat as mature market growth, benefiting from a large project, offset declines in emerging markets. Asia was down 1 percent as mixed demand across the region was offset by a moderate decrease in China. Segment margin improved 490 basis points to 8.1 percent, driven by savings from restructuring actions and new product programs. Current market conditions are expected to continue, supporting a favorable outlook for both data center and telecommunications infrastructure investment.
Climate Technologies net sales increased 1 percent, supported by robust growth from the U.S. residential HVAC market. Underlying sales increased 2 percent as unfavorable currency translation deducted 1 percent. Underlying sales in North America were up 7 percent, as the U.S. residential and commercial air conditioning business grew 10 percent. Europe was up 3 percent reflecting solid overall market activity across the region, with high-single digit growth in refrigeration. Asia decreased 9 percent, as weak demand in China residential air conditioning was a drag on the region. Latin America was up 10 percent driven by favorable conditions in Mexico. Middle East/Africa was flat. Segment margin increased 170 basis points to 19.0 percent, primarily due to leverage on higher volume, materials cost containment and significant savings from restructuring actions. The outlook for global demand in air conditioning and refrigeration remains positive supporting the expectation for continued improvement in underlying growth in the second half of the year. Segment growth will also be supported by our increasing level of investment in next generation technologies and products to serve new markets and applications.

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Commercial & Residential Solutions net sales decreased 15 percent. Underlying sales increased 2 percent driven by favorable U.S. construction markets. Unfavorable currency translation deducted 1 percent and the commercial storage business divestiture deducted 16 percent. Growth in food waste disposers and wet/dry vacuums more than offset declines in the professional tools and storage businesses. Segment margin increased 380 basis points to 23.2 percent, reflecting favorable mix and the impact of the divestiture. Favorable conditions in U.S. construction markets are expected to continue supporting the outlook for modest levels of underlying growth and margin improvement during the remainder of the fiscal year.

2016 Outlook
While the global macroeconomic environment for Emerson's businesses will continue to be challenging, demand levels have begun to stabilize or improve and comparisons become easier for the remainder of the fiscal year. Recent order trends have been in line with the Company's expectations and continue to support our full-year outlook. We remain committed to our guidance for 2016 underlying sales to be down 2 to 5 percent excluding negative currency translation of 1 percent and an impact from completed divestitures of approximately 2 percent. Reported sales are expected to be down 5 to 8 percent. Underlying sales for the third quarter are expected to be approximately flat excluding negative currency translation and an impact from completed divestitures of 1 percent each. Reported sales are expected to decrease approximately 2 percent. We affirm our fiscal year guidance for adjusted earnings per share of $3.05 to $3.25, which excludes our current estimate of separation costs of $250 to $300 million related to the Company's portfolio repositioning activities. Reported earnings per share are now expected to be $2.61 to $2.88. Adjusted earnings per share for the third quarter are expected to be approximately flat at $0.85 excluding an estimated $145 million of separation costs. Reported earnings per share are expected to be approximately $0.63.
"The execution I've seen across our businesses during the first half of fiscal 2016 has been exceptional given the difficult environment," Farr said. "Profitability and cash flow improvement in the second quarter were slightly ahead of expectations as we strive for best-in-class margins and cash flow conversion. As we look at the remainder of the fiscal year, order trends are on track to support our underlying sales forecasts in the third and fourth quarters. Cost controls will continue to be in focus as we expect restructuring expenses of $70 to $80 million in 2016. Emerson remains well-positioned and we fully expect to deliver on the financial metrics we've communicated to our shareholders for 2016."

Upcoming Investor Events
Today at 2:00 p.m. ET, Emerson management will discuss the second quarter results during a conference call. Access to a live webcast of the discussion will be available at www.emerson.com/

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financial at the time of the call. A replay of the conference call will remain available for approximately three months.
On Wednesday, May 18, 2016, Emerson Chairman and Chief Executive Officer David Farr will present at the Electrical Products Group Conference in Longboat Key, Florida, at 10:45 a.m. ET. The presentation will be posted on Emerson's website at www.emerson.com/financial at the time of the event and remain available for approximately three months.
On Wednesday, June 1, 2016, Emerson Chairman and Chief Executive Officer David Farr will present at the Sanford C. Bernstein Strategic Decisions Conference in New York City, at 8:00 a.m. ET.

Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include the Company's ability to successfully complete on the terms and conditions contemplated, and the financial impact of, its strategic repositioning actions, as well as economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.
The outlook contained herein represents the Company's expectations for its consolidated results, including the expected full year results for the businesses that are the subject of the portfolio repositioning actions, and does not assume any gains or losses on the ultimate disposition of these businesses.

(tables attached)

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			Table 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended March 31		Percent
	2015	2016	Change

Net sales	$5,400	$4,928	(9)%
Costs and expenses:
Cost of sales	3,234	2,934
SG&A expenses	1,318	1,218
Gain on sale of business	932	—
Other deductions, net	136	122
Interest expense, net	40	46
Earnings before income taxes	1,604	608	(62)%
Income taxes	625	231
Net earnings	979	377	(62)%
Less: Noncontrolling interests in earnings of subsidiaries	6	8
Net earnings common stockholders	$973	$369	(62)%

Diluted avg. shares outstanding	684.1	644.7

Diluted earnings per share common stockholders	$1.42	$0.57	(60)%

	Quarter Ended March 31
	2015	2016
Other deductions, net
Amortization of intangibles	$53	$46
Rationalization of operations	44	15
Separation costs	—	31
Other	39	30
Total	$136	$122

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			Table 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Six Months Ended March 31		Percent
	2015	2016	Change

Net sales	$10,987	$9,641	(12)%
Costs and expenses:
Cost of sales	6,541	5,758
SG&A expenses	2,723	2,444
Gain on sale of business	932	—
Other deductions, net	200	236
Interest expense, net	86	92
Earnings before income taxes	2,369	1,111	(53)%
Income taxes	861	382
Net earnings	1,508	729	(52)%
Less: Noncontrolling interests in earnings of subsidiaries	10	11
Net earnings common stockholders	$1,498	$718	(52)%

Diluted avg. shares outstanding	689.4	648.6

Diluted earnings per share common stockholders	$2.17	$1.10	(49)%

	Six Months Ended March 31
	2015	2016
Other deductions, net
Amortization of intangibles	$108	$97
Rationalization of operations	53	28
Separation costs	—	55
Other	39	56
Total	$200	$236

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		Table 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended March 31
	2015	2016
Assets
Cash and equivalents	$3,256	$3,322
Receivables, net	4,299	3,874
Inventories	2,107	1,950
Other current assets	682	767
Total current assets	10,344	9,913
Property, plant & equipment, net	3,570	3,523
Goodwill	6,805	6,642
Other intangible assets	1,555	1,437
Other	694	249
Total assets	$22,968	$21,764

Liabilities and equity
Short-term borrowings and current
maturities of long-term debt	$3,358	$3,232
Accounts payable	2,407	2,140
Accrued expenses	2,595	2,722
Income taxes	410	88
Total current liabilities	8,770	8,182
Long-term debt	3,272	4,062
Other liabilities	1,958	1,777
Total equity	8,968	7,743
Total liabilities and equity	$22,968	$21,764

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		Table 4
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	Six Months Ended March 31
	2015	2016
Operating activities
Net earnings	$1,508	$729
Depreciation and amortization	412	397
Changes in operating working capital	(530)	(57)
Gain on sale of business, after tax	(528)	—
Other, net	67	137
Net cash provided by operating activities	929	1,206

Investing activities
Capital expenditures	(359)	(247)
Purchase of businesses, net of cash and equivalents acquired	(145)	(11)
Divestitures of business	1,391	—
Other, net	(86)	70
Net cash provided by (used by) investing activities	801	(188)

Financing activities
Net increase in short-term borrowings	854	704
Payments of long-term debt	(251)	(253)
Dividends paid	(647)	(616)
Purchases of common stock	(1,351)	(555)
Other, net	(20)	(5)
Net cash used by financing activities	(1,415)	(725)

Effect of exchange rate changes on cash and equivalents	(208)	(25)

Increase (decrease) in cash and equivalents	107	268

Beginning cash and equivalents	3,149	3,054

Ending cash and equivalents	$3,256	$3,322

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		Table 5
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended March 31
	2015	2016
Sales
Process Management	$2,042	$1,828
Industrial Automation	1,034	870
Network Power	1,063	1,018
Climate Technologies	982	995
Commercial & Residential Solutions	465	394
	5,586	5,105
Eliminations	(186)	(177)
Net sales	$5,400	$4,928

Earnings
Process Management	$299	$265
Industrial Automation	144	116
Network Power	34	83
Climate Technologies	170	188
Commercial & Residential Solutions	91	92
	738	744
Differences in accounting methods	53	58
Corporate and other	853	(148)
Interest expense, net	(40)	(46)
Earnings before income taxes	$1,604	$608

Rationalization of operations
Process Management	$22	$9
Industrial Automation	2	1
Network Power	13	2
Climate Technologies	4	2
Commercial & Residential Solutions	3	1
Total	$44	$15

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		Table 6
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Six Months Ended March 31
	2015	2016
Sales
Process Management	$4,141	$3,634
Industrial Automation	2,186	1,678
Network Power	2,182	2,069
Climate Technologies	1,882	1,782
Commercial & Residential Solutions	945	786
	11,336	9,949
Eliminations	(349)	(308)
Net sales	$10,987	$9,641

Earnings
Process Management	$691	$536
Industrial Automation	308	211
Network Power	113	167
Climate Technologies	296	297
Commercial & Residential Solutions	194	177
	1,602	1,388
Differences in accounting methods	111	113
Corporate and other	742	(298)
Interest expense, net	(86)	(92)
Earnings before income taxes	$2,369	$1,111

Rationalization of operations
Process Management	$25	$13
Industrial Automation	4	4
Network Power	14	6
Climate Technologies	6	3
Commercial & Residential Solutions	4	2
Total	$53	$28

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Reconciliations of Non-GAAP Financial Measures & Other						Table 7
The following reconciles non-GAAP measures (denoted by *) with the most directly comparable GAAP measure (dollars in millions, except per share amounts):

	Process	Industrial	Network	Climate	Comm &
2016 Q2 sales change	Mgmt	Auto	Power	Tech	Res Solns	Total
Underlying*	(9)%	(10)%	(1)%	2%	2%	(5)%
Acq/Div	—%	(4)%	—%	—%	(16)%	(2)%
FX	(2)%	(2)%	(3)%	(1)%	(1)%	(2)%
Reported	(11)%	(16)%	(4)%	1%	(15)%	(9)%

Q2 earnings per share			2015	2016	Change
Adjusted*			$0.65	$0.66	2%
Gain on sale of power transmission solutions			$0.77	—
Separation costs			—	($0.09)
Reported			$1.42	$0.57	(60)%

2016E earnings per share
Adjusted*		$3.05 to $3.25
Separation costs		($0.44 to $0.37)
Reported		$2.61 to $2.88

Q3E earnings per share
Adjusted*		~$0.85
Separation costs		~($.22)
Reported		~$0.63

2016E sales change			Q3E sales change
Underlying*	~(5)-(2)%		Underlying*		~0%
Acq/Div	~(2)%		Acq/Div		~(1)%
FX	~(1)%		FX		~(1)%
Reported	~(8)-(5)%		Reported		~(2)%

2016E operating cash flow
Adjusted*		$3B+
Separation costs		~(0.3B)
Reported		~$2.8B
Note: Underlying sales and orders exclude the impact of acquisitions, divestitures and currency translation.

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